Exhibit 5.1

March 28, 2025

New Horizon Aircraft Ltd. (the “Company”)

3187 Highway 35

Lindsay, Ontario K9V 4R1

Dear Sirs:

Re:  Registration Statement on Form S-3

We have acted as Canadian counsel to the Company, a company continued pursuant to the laws of the Province of British Columbia, Canada, in connection with the registration of: (i) the offer and sale by certain Selling Securityholders named in the Registration Statement (defined below) of up to 14,729,606 outstanding Class A ordinary shares (the “Resale Shares” and Class A ordinary shares of no par value in the authorized share structure of the Company, the “Common Shares”); (ii) the issuance by the Company of up to 15,275,375 Common Shares (the “Warrant Shares”) that are issuable from time to time upon exercise of outstanding warrants of the Company (the “Warrants”); (iii) the offer and sale by certain Selling Securityholders named in the Registration Statement of 4,500 Series A Preferred shares of no par value in the authorized share structure of the Company (the “Series A Preferred Shares”); (iv) the issuance by the Company of up to 10,000,000 Common Shares (the “Underlying Common Shares”) that are issuable from time to time upon the conversion of the Series A Preferred Shares in accordance with the Articles of the Company; and (v) the issuance of 3,210,000 warrants of the Company (the “Common Warrants”). The Resale Shares, the Warrant Shares, the Underlying Common Shares, the Common Warrants and the Series A Preferred Shares are included in a registration statement on Form S-3 under the U.S. Securities Act of 1933, as amended (the “Act”), filed with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

We are rendering this opinion at the request of the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

For the purpose of giving this opinion we have:

(a)	examined, among other things:

(i)	a certificate of an officer of the Company dated the date hereof with respect to the factual matters referred to herein (the “Officer Certificate”), to which is attached a certified copy of the consent resolutions of the board of directors of the Company (the “Board”) and minutes of meeting of shareholders of the Company, as the case may be, dated March 27, 2025, February 26, 2025, January 24, 2025, December 19, 2024, December 18, 2024, December 17, 2024, August 20, 2024, June 23, 2024, June 7, 2024, April 5, 2024, March 19, 2024, February 9, 2024, February 8, 2024, January 11, 2024, January 25, 2023, December 22, 2022 and May 17, 2022 pursuant to which the Board or the Shareholders, as the case may be, approved, among other things, the issuance of the Resale Shares and the conditional allotment of the Warrant Shares and the Underlying Common Shares; and

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(ii)	originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

(b)	considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

We have not reviewed the minute books or, except as described above, any other corporate records of the Company.

We have relied exclusively upon the certificates, including but not limited to the Officer Certificate, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this letter.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry that with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents.

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable there in force on the date hereof.

Based and relying on the foregoing and subject to the exceptions and qualifications hereinbefore set out, we are of the opinion that:

1.	The Company has taken all necessary corporate action to authorize the issue of the Resale Shares and the Resale Shares have been validly issued as fully paid and non-assessable Common Shares.

2.	The Common Warrants have been validly created and issued.

3.	The Company has taken all necessary corporate action to authorize the issue of the Warrant Shares and, upon the exercise of the Warrants in accordance with the terms of binding certificates in respect of such Warrants entered into between the Company and the person being granted such Warrants, including receipt of payment in full of the exercise price for the Warrant Shares, the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares.

4.	The Series A Preferred Shares have been validly issued as fully paid and non-assessable.

5.	The Company has taken all necessary corporate action to authorize the issue of the Underlying Common Shares and, upon conversion of the Series A Preferred Shares in accordance with the Articles of the Company, the Underlying Common Shares will be validly issued as fully paid and non-assessable Common Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties. This opinion may not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published nor circulated without our express written consent.

Yours truly,

/s/ Gowling WLG (Canada) LLP